UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

September 29, 2004

Date of Report: (Date of earliest event reported)

Computer Associates International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9247	13-2857434

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Computer Associates Plaza, Islandia, New York		11749

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (631) 342-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-99.1: PRESS RELEASE

Item 2.05 Costs Associated with Exit or Disposal Activities

On September 29, 2004, Computer Associates International, Inc. (CA) announced a restructuring plan that will involve a reduction of approximately 800 employees, which constitutes approximately 5% of its workforce. After an extensive review of expenses across the company, CA is implementing this reduction to reduce and more closely align its expenses with its strategic growth opportunities. Approximately 550 of the 800 anticipated reductions will take place in North America and approximately 200 of these positions will be at CA’s world headquarters in Islandia, NY. The company expects to complete the majority of the workforce reductions in October 2004. CA anticipates that as a result of the restructuring plan it will incur cash costs totaling approximately $40 million, or $.04 per fully diluted share, principally related to severance and benefits. CA expects to record a charge of approximately $25 million for these costs in the second quarter of fiscal 2005 and to record the remaining amount by the end of the fiscal year. When fully implemented, the restructuring plan is expected to save the company approximately $70 million on an annualized basis. A copy of the press release issued by CA in connection with the restructuring is attached hereto as an exhibit and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

99.1	Press release dated September 29, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Computer Associates International, Inc.
Dated: September 29, 2004	By:	/s/ Jeff Clarke
Jeff Clarke
Chief Operating Officer and Chief Financial Officer